                                                                    EXHIBIT 10.8

 WRITTEN DESCRIPTION OF NON-WRITTEN CONSULTANCY AGREEMENT WITH ROBERT PATTERSON

     The Registrant paid consultancy fees pursuant to a non-written agreement, on a monthly basis, to a consulting company owned by Robert Patterson, the Registrant's vice president of corporate and products development and general manager of Canadian operations, prior to his joining the Registrant as an officer in January 2006. Under the agreement, Mr. Patterson provided project consulting services to the Registrant, in particular in connection with its large-scale CIDA projects, for 40 hours per month with a minimum retainer of C$2,000 per month. For additional work beyond the initial period and minimum retainer, Mr. Patterson was paid on an hourly basis.